Quintanilla
                                                         Accountancy Corporation
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American Institute of Certified Public Accountants
California Society of Certified Public Accountants




                     Independent Accountant's Review Report



To the Stockholders of
Plushzone, Inc.


     I have reviewed the accompanying balance sheet of Plushzone, Inc. (a development stage company) as of September 30, 2001, and the related statements of operations, changes in stockholders' equity, and cash flows for the three and nine months then ended and for the period April 25, 2000 (inception) through September 30, 2001, in accordance with Statement on Standards for Accounting and Review Services issued by the American Institute of Public Accountants. All information included in these financial statements is the representation of the management of Plushzone, Inc.

     A review of interim financial information consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

     Based on my review, I am not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.



                                          /s/ Quintanilla

                                          A Professional Accountancy Corporation
                                          Laguna Niguel, California


                                          December 6, 2001

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16140 Sand Canyon Avenue                                            949.910.4255
Irvine, California  92618                                           949.910.4256